Exhibit (s)

Calculation of Filing Fee Tables

Form N-2

(Form Type)

Brookfield Infrastructure Income Fund Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Rule 457(o)	(1)	(1)	$6,000,000,000(2)	0.00015310	$918,600
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$6,000,000,000		$918,600
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$918,600

(1) This registration statement relates to the aggregate offering of $6,000,000,000 of shares of common stock, $0.001 par value per share, of the Registrant.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.